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                                                                 EXHIBIT 10.24.1

November 5, 2004



Mr. David B. Pratt
12324 Melody Lane
Los Altos Hills, CA 94022


                  RE:      YOUR EMPLOYMENT WITH CALLIDUS SOFTWARE INC.
                  REF:     YOUR OFFER LETTER DATED JULY 14, 2004


Dear David:

Pursuant to our discussions, on behalf of the Board of Directors, I am pleased to extend your "Initial Employment" as President and CEO, reporting to the Board of Directors of Callidus Software Inc., for an additional six (6) months beginning December 25, 2004. Other than the revised dates, the terms of such extension shall be equivalent to the terms of the above-referenced Offer Letter in all other respects, including but not limited to the Employment Agreement. Subject to your remaining employed during this extension and as a further incentive, effective November 30, 2004, you will be granted an option to purchase 120,000 shares of Callidus Software Inc. common stock which shall vest 20,000 shares per month beginning on December 25, 2004. Should your employment be terminated for any reason, only the shares for the month in which you last worked shall be vested and all subsequent remaining shares of the 120,000 shall be surrendered, subject to the terms and conditions of the Company's stock plan.

David, on behalf of Callidus Software, we very much look forward to your acceptance of this extension. I have enclosed two executed copies of this letter. As evidence of your acceptance, please sign both letters and return one original, along with the signed Employment Agreement, to Brian Cabrera, General Counsel, not later than 5:00PM, November 20, 2004.

Sincerely,

/s/ Michael A. Braun

Michael A. Braun
Chairman, Board of Directors

Agreed and Accepted:     /s/ David B. Pratt               Date: November 5, 2004
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                           David B. Pratt